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(SHAW LOGO)

FOR IMMEDIATE RELEASE

                                              CONTACT: Laurie LaChiusa
                                                       Vice President,
                                                       Investor Relations &
                                                       Corporate Communications
                                                       225.932.2500


          THE SHAW GROUP RECEIVES COMMITMENTS TO AMEND CREDIT FACILITY


         Baton Rouge, Louisiana, February 4, 2003 - The Shaw Group Inc. (NYSE:
SGR) today announced that it has received consent from its bank lenders to amend its $300 million revolving credit facility. The amendment modified various financial covenants and other certain terms to address potential defaults related to charges taken in the Company's first quarter as a result of increased costs on three power projects.

         "We are pleased with the continued commitment from our lenders in providing financial flexibility, which will allow us to continue to capitalize on new and emerging opportunities in the markets we serve," stated Robert L. Belk, Executive Vice President and Chief Financial Officer for The Shaw Group. "We believe the actions we have taken to strengthen our balance sheet and improve our liquidity have resulted in a stronger competitive position for our Company and a more fortified platform on which to build long-term value for our stakeholders."

         The Shaw Group Inc. is a leading global provider of engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services for government and private sector clients in the power, process, environmental, infrastructure and homeland defense markets. The Company is headquartered in Baton Rouge, Louisiana and employs approximately 14,800 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. For further information, please visit the Company's website at www.shawgrp.com


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         The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management "believes," "expects," "anticipates," "plans," or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company's reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q, reports and on the Company's web-site under the heading "Forward Looking Statement". These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our web site at www.shawgrp.com.

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